Exhibit (d)(4)

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

Parties:	Caminus Corporation
a Delaware corporation (the “Company”)
825 Third Avenue
New York, NY 10022

SunGard Data Systems Inc.
a Delaware corporation (“Parent”)
1285 Drummers Lane Suite 300
Wayne, PA 19087

Rapid Resources Inc.
a Delaware corporation (“Acquisition Sub”)
1285 Drummers Lane
Suite 300
Wayne, PA 19087

Date:	March 20, 2003

Background

A.    Company, Parent, and Acquisition Sub entered into an Agreement and Plan of Merger dated January 20, 2003 (the “Merger Agreement”) and have determined to amend the Merger Agreement in accordance with the provisions set forth herein.

B.    Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Merger Agreement.

INTENDING TO BE LEGALLY BOUND, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

1.    Extension of Offer.

a.    The Offer shall be extended by Acquisition Sub until 12:00 Midnight, New York City time, on April 7, 2003 , and Company hereby consents to such extension.

b.    The phrase “not more than 20 business days” at the end of Section 1.1(c)(ii) of the Merger Agreement shall be amended and restated to read as follows: “not more than 10 business days, with no single extension being more than 5 business days.”

2.    Outside Termination Date. Section 8.1(d) of the Merger Agreement is hereby amended to change the outside date of April 4, 2003 referred to in such Section to April 18, 2003 (the “New Outside Date”). If Acquisition Sub extends the Offer pursuant to Section 1.1(c)(ii) of the Merger Agreement and the new expiration date of the Offer occurs after April 18, 2003, the New Outside Date shall be extended as necessary so that it occurs one business day after the new expiration date.

3.    Effect of Agreement. Subject to the provisions contained herein, the Merger Agreement shall remain in full force and effect in accordance with its terms.

4.    Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SunGard Data Systems Inc.

By:	/s/ Richard C. Tarbox

Name: Richard C. Tarbox
Title: Senior Vice President – Corporate Development

Rapid Resources Inc.

By:	/s/ Richard C. Tarbox

Name: Richard C. Tarbox
Title: Senior Vice President

Caminus Corporation

By:	/s/ W.P. Lyons

Name: W.P. Lyons
Title: President and CEO

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